UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8 (April 3), 2014

COOPER-STANDARD HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-54305	20-1945088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

39550 Orchard Hill Place Drive, Novi, Michigan	48375
(Address of principal executive offices)	(Zip Code)

(248) 596-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Supplemental Indenture Relating to HoldCo Notes

Pursuant to the previously announced cash tender offer of Cooper-Standard Holdings Inc. (“Holdings”), as of 5:00 p.m., New York City time, on April 3, 2014 (the “Early Tender Deadline”), $198,000,000 principal amount of its Senior PIK Toggle Notes due 2018 (“HoldCo Notes”) had been tendered and not validly withdrawn, representing approximately 99.00% of the aggregate outstanding principal amount of HoldCo Notes. Holders who tendered their HoldCo Notes also delivered consents to certain proposed amendments to the HoldCo Notes and the related indenture (the “Proposed Amendments”).

On April 3, 2014, Holdings and U.S. Bank National Association, as trustee (the “Trustee”) executed a supplemental indenture to the indenture governing the HoldCo Notes (the “Supplemental Indenture”) that effected the Proposed Amendments by eliminating substantially all of the restrictive covenants contained in the indenture and certain events of default and related provisions. The Supplemental Indenture became operative upon acceptance of and payment for the tendered HoldCo Notes pursuant to the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent dated March 21, 2014.

On April 4, 2014, Holdings paid an aggregate of approximately $203 million in order to purchase the HoldCo Notes tendered up to the Early Tender Deadline.

As discussed under Item 8.01 of this Current Report on Form 8-K, Holdings has called the remaining HoldCo Notes for redemption and has satisfied and discharged its obligations under the remaining HoldCo Notes and the indenture governing the HoldCo Notes as of April 4, 2014.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

A copy of the press release announcing the expiration of the Early Tender Deadline, exercise of the early purchase option and satisfaction and discharge of remaining notes is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Term Loan Facility

On April 4, 2014, certain subsidiaries of Holdings entered into a term loan facility (the “Term Loan Facility”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, certain lenders, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint bookrunners, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and J.P. Morgan Securities LLC, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents. The following is a summary of the material terms of the Term Loan Facility. The summary is generalized, does not purport to be complete and, as such, subject to and qualified in its entirety by reference to the provisions of the credit agreement governing the Term Loan Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

General. The Term Loan Facility provides for loans in an aggregate principal amount of $750 million. Subject to certain conditions, the Term Loan Facility, without the consent of the then existing lenders (but subject to the receipt of commitments), may be expanded (or a new term loan facility added) by an amount that will not cause the consolidated first lien debt ratio to exceed 2.25 to 1.00 plus $300 million.

Maturity. April 4, 2021, unless earlier terminated.

Use of Proceeds. The Term Loan Facility is available (i) to refinance the HoldCo Notes and the 8  1⁄2% Senior Notes due 2018 (“OpCo Notes”) of Cooper-Standard Automotive Inc. (“Cooper Standard”), including applicable call premiums and accrued and unpaid interest, (ii) to pay related fees and expenses and (iii) for working capital and general corporate purposes. On April 4, 2014, the aggregate principal amount of $750 million was fully drawn to refinance the HoldCo Notes and OpCo Notes and to pay related fees and expenses.

Guarantees. All obligations of the borrower under the Term Loan Facility are guaranteed jointly and severally on a senior secured basis by the direct parent company of the borrower and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. restricted subsidiary of the borrower (including Cooper Standard and any U.S. guarantor of that certain Amended and Restated Loan and Security Agreement, dated as of April 8, 2013 (as amended, supplemented or modified from time to time, the “ABL Facility”)).

Security. The obligations under the Term Loan Facility are secured by (a) a first priority security interest (subject to permitted liens and other customary exceptions) on (i) all the capital stock in restricted subsidiaries directly held by the borrower and each of the guarantors, (ii) substantially all plant, material owned real property located in the U.S. and equipment of the borrower and the guarantors and (iii) all other personal property of the borrower and the guarantors, including, without limitation, accounts and investment property, contracts, patents, copyrights, trademarks, other general intangibles, intercompany notes and proceeds of the foregoing, and (b) a second priority security interest (subject to permitted liens and other customary exceptions) in accounts receivable of the borrowers and the guarantors arising from the sale of goods and services, inventory, tax refunds, cash, deposit accounts and books and records related to the foregoing and, in each case, proceeds thereof, in each case, excluding certain collateral and subject to certain limitations.

Interest. Borrowings under the Term Loan Facility bear interest, at the borrower’s option, at either (1) with respect to eurodollar rate loans, the greater of (x) the applicable eurodollar rate and (y) 1.00%, plus a margin of 3.00% per annum, or (2) with respect to base rate loans, the greater of (x) the percentage for clause (1) above and (y) the base rate (which is the highest of the then current federal funds rate plus 0.5%, the prime rate most recently announced by the administrative agent under the term loan, and the one-month eurodollar rate plus 1.0%), plus a margin of 2.00% per annum.

Voluntary Prepayments. The borrower may voluntarily prepay loans in whole or in part, with prior notice and without premium or penalty, subject to the actual LIBOR breakage costs, payment of accrued and unpaid interest, and customary limitations as to minimum amounts of prepayments. However, in the case of a voluntary prepayment by the borrower in connection with a repricing transaction within 365 days of the closing date of the Term Loan Facility, there is a prepayment premium in an amount equal to 1.0% of the principal amount prepaid.

Covenants. The Term Loan Facility contains incurrence-based negative covenants customary for high yield senior secured debt securities, including, but not limited to, restrictions on the ability of the borrower and its restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets, or enter into transactions with affiliates. These negative covenants are subject to exceptions, qualifications and certain carveouts.

Events of Default. The Term Loan Facility provides that, upon the occurrence of certain events of default, obligations thereunder may be accelerated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

ABL Facility Amendment

On April 4, 2014, Cooper Standard and certain other direct and indirect subsidiaries of Holdings entered into the Second Amended and Restated Loan Agreement (the “ABL Facility Amendment”) with various financial institutions as lenders, Bank of America, N.A., as agent, Deutsche Bank Securities Inc., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and bookrunners. The ABL Facility Amendment modified the existing ABL Facility to permit the Term Loan Facility and other related transactions, and implemented other necessary conforming and administrative changes in connection with such transactions.

The foregoing description of the Second Amended and Restated Loan Agreement is qualified in its entirety by reference to the full text of the Second Amended and Restated Loan Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

Redemption of Notes and Discharge of Indentures Governing Notes

On April 4, 2014, Holdings requested that the Trustee, on behalf of Holdings, provide notice of redemption to the holders of HoldCo Notes that remained outstanding after Holdings purchased all of the HoldCo Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline pursuant to its cash tender offer, and deposited with the Trustee sufficient funds to redeem the remaining outstanding HoldCo Notes and pay accrued and unpaid interest thereon to, but not including, the redemption date. As a result, HoldCo has been released from its obligations under the HoldCo Notes and the related indenture pursuant to the discharge provisions of such indenture. Redemption of the remaining outstanding HoldCo Notes will occur on May 5, 2014.

Pursuant to the previously announced cash tender offer of Cooper-Standard, as of 5:00 p.m., New York City time, on April 3, 2014 (the “Early Tender Deadline”), $220,328,000 principal amount of its 8 1⁄2% Senior Notes due 2018 (“OpCo Notes”) had been tendered and not validly withdrawn, representing approximately 48.96% of the aggregate outstanding principal amount of OpCo Notes. On April 4, 2014, Cooper Standard requested that the Trustee, on behalf of Cooper Standard, provide a supplemental notice of redemption to the holders of the OpCo Notes that remained outstanding after Cooper Standard purchased all of the OpCo Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline pursuant to its cash tender offer, informing holders that the condition set forth in its previously issued notice of conditional redemption has been satisfied and therefore its obligation to pay the redemption price on the redemption date is irrevocable. Cooper Standard deposited with the Trustee sufficient funds to redeem the remaining outstanding OpCo Notes and pay accrued and unpaid interest thereon to, but not including, the redemption date. As a result, Cooper Standard has been released from its obligations under the OpCo Notes and the related indenture pursuant to the discharge provisions of such indenture. Redemption of the remaining outstanding OpCo Notes will occur on April 21, 2014.

A copy of the press release announcing the expiration of the Early Tender Deadline, exercise of the early purchase option and satisfaction and discharge of remaining notes is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of April 3, 2014, between Cooper-Standard Holdings Inc. and U.S. Bank National Association, as trustee, relating to the Senior PIK Toggle Notes due 2018.

10.1	Credit Agreement, dated as of April 4, 2014, among CS Intermediate HoldCo 2 LLC, CS Intermediate HoldCo 1 LLC, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other lenders party thereto.

10.2	Second Amended and Restated Loan Agreement, dated as of April 4, 2014, among CS Intermediate HoldCo 1 LLC, CS Intermediate HoldCo 2 LLC, Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Cooper-Standard Automotive International Holdings B.V., the other guarantors party thereto, certain lenders party thereto and Bank of America, N.A., as agent.

99.1	Press release dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER-STANDARD HOLDINGS INC.

Date: April 8, 2014	By:	/s/ Aleksandra A. Miziolek
	Name:	Aleksandra A. Miziolek
	Title:	Senior Vice President, General Counsel and Secretary